                                                                    Exhibit 10.2
                                                                    ------------

                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement (this "Agreement") is made as of November 25, 2002 (the "Effective Date"), by and between CMGI, Inc., a Delaware corporation with offices located at 100 Brickstone Square, Andover, MA 01810 ("CMGI") and NaviSite, Inc. a Delaware corporation with offices located at 400 Minuteman Road, Andover, MA 01810 ("NaviSite").

                                 R E C I T A L S

         WHEREAS, this Agreement is entered into in connection with that certain Note and Stock Purchase Agreement, dated as of September 11, 2002 (the "Transaction Date"), by and between CMGI and ClearBlue Technologies, Inc. ("CBT") (the "Transaction Agreement");

         WHEREAS, by virtue of the transactions contemplated by the Transaction Agreement, NaviSite (formally a subsidiary of CMGI) became a subsidiary of CBT;

         WHEREAS, NaviSite is interested in obtaining, and CMGI is willing to provide to NaviSite (and since the Transaction Date, has provided), certain services on an interim basis as set forth in this Agreement; and

         WHEREAS, NaviSite and CMGI desire to terminate certain agreements and arrangements between the parties, as more fully specified herein.

         NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, NaviSite and CMGI hereby agree as follows:

1. Definitions. As used here, each of the following capitalized terms shall have the following meaning ascribed to it:

         1.1. "Application Services" shall mean the services and arrangements described on Exhibit A-1 attached hereto.

         1.2. "Centralized IT Support Services" shall mean the services and arrangements described on Exhibit A-2 attached hereto.

         1.3. "Employee Healthcare Benefits Services" shall mean the services and arrangements described on Exhibit A-3 attached hereto.

         1.4. An "Event of Default" shall occur when a party breaches any material term or condition of this Agreement (including, without limitation, NaviSite's obligation to pay fees and charges associated with one or more Services) and such party fails to cure such breach within fifteen (15) days after receiving written notice of such breach from the other party.

         1.6. "Services" shall mean collectively, the Application Services, the Centralized IT Services, the Employee Healthcare Benefits Services and the Travel Agency Services.

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         1.7. "Travel Agency Services" shall mean the services and arrangements described on Exhibit A-4 attached hereto.

2.       Transition Services.

         2.1. Subject to, and in accordance with, the terms and conditions of this Agreement, (i) since the Transaction Date, CMGI has provided the Services, or caused the Services to be provided, to NaviSite, and (ii) for those Services with respect to which the corresponding Exhibit A specifies that such Services are to be provided beyond the Effective Date, CMGI will provide such Services, or cause such Services to be provided, to NaviSite for the corresponding time period. The Services have been and will be provided at the corresponding fee or cost that is specified on the applicable Exhibit A as it pertains to such Service (pro rated for partial months, if applicable). Where a transition plan is specified on an Exhibit A for a particular Service, each party shall perform its respective tasks as specified in such transition plan.

         2.2. The Services shall be provided in a manner consistent, in all material respects, with CMGI's practices with respect to CMGI's provision of the same Services to NaviSite prior to the Transaction Date, except to the extent otherwise specified on the applicable Exhibit A. NaviSite acknowledges that the Services have previously been provided to NaviSite by CMGI and that, as so provided, such Services were acceptable to NaviSite. CMGI shall have no obligation to make available to NaviSite any customizations, improvements, changes, enhancements or modifications to the Services that were not made available to NaviSite prior to the Effective Date. During the course of providing Services to NaviSite, CMGI may install new versions or updates to software programs that are part of, or used in connection with, the Services, provided that such new versions or updates do not have a material adverse effect on the Services.

         2.3. NaviSite acknowledges that in the course of providing certain Services to NaviSite, CMGI personnel may need access to the facilities and/or equipment owned or leased by NaviSite. NaviSite shall provide such personnel with such access as is reasonably required to provide such Services to NaviSite during normal business hours, unless required by emergency and in all cases with reasonable prior notice.

         2.4. NaviSite acknowledges that (i) some of the Services involve NaviSite using certain software programs licensed to (or certain service provided to) CMGI for use by CMGI and its subsidiaries, and (ii) following December 31, 2002, NaviSite shall no longer use such software licenses (or services, as the case may be). In the event that a vendor of any such software programs (or services) alleges that use of such software (or services) by NaviSite is not permitted under the terms of the applicable license agreement (or other agreement), CMGI shall give written notice thereof to NaviSite whereupon CMGI and NaviSite shall use commercially reasonable efforts to negotiate with such vendor for NaviSite's continued use of such software (or services). If such vendor imposes any fees or other charges in connection with such vendor consenting to NaviSite's continued use of such software (or services), then (x) CMGI shall have no obligation to pay such fees and amounts, and (y) CMGI shall notify NaviSite of such fees and amounts and if NaviSite agrees to such fees and amounts, NaviSite shall pay such fees and amounts directly to such vendor. If such negotiations are unsuccessful, or if in CMGI's

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reasonable judgment such continued use by NaviSite will result in a material potential liability to CMGI, CMGI may terminate such Service by providing prior written notice to NaviSite, and NaviSite shall have no obligation to pay any fees attributable to the provision of such Service from and after the effective time of such termination.

         2.5. NaviSite will use commercially reasonable efforts to promptly discontinue its use of the Application Services and, NaviSite shall either perform such services in-house or make alternate arrangements with third parties whereby such third parties will provide such services to NaviSite. In particular, and without limiting the foregoing, NaviSite will use commercially reasonable efforts to migrate NaviSite's accounting and financial information (e.g. Oracle Financials, Solomon) off of CMGI's systems in a timely fashion, but in no event later than December 31, 2002. NaviSite acknowledges that its failure to complete such migration will have severe adverse consequences to NaviSite, and that CMGI has no obligation to provide access to the software applications cited in the previous sentence beyond December 31, 2002 (or such shorter period of time as contemplated by Section 2.4 above). Upon NaviSite's written request, As part of the Application Services, CMGI will use commercially reasonable efforts to assist NaviSite in transferring NaviSite's accounting and financial information to a replacement system chosen by NaviSite prior to December 31, 2002. Such work shall be performed on a fee basis at a rate not to exceed $85.00 per hour.

3.       Fees; Invoice and Payment.

         3.1. Fees. In consideration of CMGI rendering the Services to NaviSite, NaviSite agrees to pay to CMGI the fees and charges associated with each Service as specified in the applicable Exhibit A (prorated for partial months, if applicable).

         3.2. Invoice and Payment. On a monthly basis, CMGI shall submit an invoice to NaviSite for the corresponding fees and charges specified in the applicable Exhibit A, and, if such Exhibit specifies that expenses are to also be charged for particular Services, any associated expenses, for the Services provided in the prior calendar month. CMGI shall submit such invoices to the attention of NaviSite's Chief Financial Officer. Such invoices shall be accompanied by documentation supporting the invoiced amounts. NaviSite shall pay such invoiced amounts, less any amounts subject to a bona fide dispute by NaviSite, no later than fifteen (15) business days following the date NaviSite received the applicable invoice. All amounts not paid within such time period shall accrue interest at the rate of one and one-half percent (1.5%) per month (or the highest interest rate allowed by law, if lower) until such amounts are paid in full. If CMGI brings suit or retains an attorney to collect any monies overdue hereunder, and CMGI is successful in such action, CMGI shall be entitled to recover, in addition to any other remedy, reimbursement for its actual and reasonable attorney fees, court costs and other related expenses incurred in connection therewith. With regard to any amounts not paid within such fifteen
(15) business day period, CMGI shall have the right to offset such amounts against any amounts owed by CMGI to NaviSite under that certain SiteHarbor Services Agreement, with an effective date of March 7, 2000, by and between CMGI and NaviSite.

         3.3. Miscellaneous Third-Party Charges. From time to time, NaviSite has obtained various goods and services (other than the Services) from third party vendors using CMGI's account numbers (e.g. FedEx services) or otherwise resulting in the vendor submitting a bill to CMGI for such goods or services. NaviSite shall use diligent efforts to cease such practice. In the event any such goods or services are billed to CMGI, CMGI shall submit an invoice to NaviSite for such amount. NaviSite shall pay such invoiced amount in accordance with the payment terms specified in Section 3.2 above.

         3.4. Inter-Company Charges. Attached hereto as part of Exhibit D is a summary of all invoices sent by CMGI to NaviSite between 8/1/02 and the Effective Date relating to inter-company charges between CMGI and NaviSite indicating the data and amount of each invoice and whether or not, as of the date hereof, CMGI has received payment of such invoiced amount. Also attached hereto as part of Exhibit D are copies of such invoices). NaviSite shall pay all unpaid invoice(s) in accordance with the payment terms (including without limitation the interest charges associated with any past due payments, and the right of offset) specified in Section 3.2 above.

4.       Termination and Transfer of Certain Arrangements.

         4.1 Termination of Certain Arrangements. The parties acknowledge that the Facilities and Administrative Support Agreement, dated as of October 27, 1999, between CMGI and NaviSite, has terminated automatically pursuant to its terms as a result of the parties carrying out transactions contemplated by the Transaction Agreement. In addition, prior to the Effective Date, NaviSite as a majority-owned subsidiary of CMGI, received or was eligible to receive from CMGI and third parties the products and services described in Exhibit B attached hereto. NaviSite's right to receive such goods and services, as well as all other goods and services from CMGI or through arrangements between CMGI and third parties, except in each case for those that are part of the Services, shall terminate as of the Effective Date. Where a transition plan is specified on Exhibit B for a particular good or service, each party shall perform its respective tasks as specified in such transition plan.

         4.2 Transfer of Certain Existing Licenses. Prior to the Effective Date, NaviSite purchased (or CMGI purchased at the request and on behalf of NaviSite) certain software licenses pursuant to agreements or accounts between CMGI and the vendor of such software. Such licenses are described or set forth on Exhibit C attached hereto. With respect to the licenses described or set forth on Exhibit C attached hereto, promptly after the Effective Date, CMGI shall notify the vendor of such programs that such licenses have been transferred to NaviSite. Each of the parties hereto agrees to use its respective commercially reasonable efforts to assist the other party (at no cost to the other party) in obtaining any third party consents that are required in connection with such transfers.

5.       Cooperation and Assistance.

         5.1 Litigation Assistance. During the Term (as defined in Section 6.1), each party shall, upon written request by the other party (the "Requesting Party"), provide to the Requesting Party (and/or its subsidiaries as the case may be) with such information and assistance as is reasonably requested by the Requesting Party in connection with any current and future lawsuit, threatened lawsuit, dispute, claim, governmental investigation, administrative proceeding,

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insurance claim or the like brought against or by the Requesting Party by or against a third party and involving or otherwise related to NaviSite or its ownership by CMGI. By way of illustration, such assistance shall include such activities as responding to requests for production of documents and records (e.g. paper copies, electronic copies, emails) and providing information and assistance to outside counsel retained to handle such matters. The Requesting Party shall reimburse the other party for the other party's actual and reasonable out-of-pocket expenses (specifically excluding any charges for the other party's employees' time).

         5.2. Financial and Accounting Information. During the Term, each party shall, upon written request by the other party, provide to the Requesting Party such financial and accounting information of such party as is reasonably required for the Requesting Party to respond to any audit (or similar action) conducted by a governmental entity, or to perform its tax filings and reports, end of the month, end of fiscal quarter and end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods. During the Term, each party shall reasonably cooperate with the other in its efforts to comply with the rules and regulations affecting public companies, including without limitation, the Sarbanes-Oxley Act of 2002.

         5.3. Cooperation. Each party (at its own expense, except as otherwise specified herein or in an Exhibit A) shall cooperate with the other party as is reasonably necessary to carry out the transactions contemplated hereby, and any other similar transactions resulting from NaviSite ceasing to be a subsidiary of CMGI. However, nothing herein shall obligate CMGI to provide any Services involving a level of service that is greater than the level of service historically provided to NaviSite with respect to such Services.

6.       Term; Termination of Services or Agreement

         6.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years unless otherwise terminated in accordance with the provisions of this Section 6 (the "Term"). Notwithstanding the foregoing, the Services shall be provided only during the applicable time period specified in the description of each Service in the applicable Exhibit A. Each Service specified herein may be terminated earlier (on a Service by Service basis) in accordance with the provisions of this
Section 6.

         6.2 For Convenience. Except as otherwise specified in the applicable Exhibit A, NaviSite may terminate any Service (except the Employee Healthcare Benefits Service), individually or in combination with one or more other Services, being provided by CMGI under this Agreement effective upon at least ten (10) days written notice to CMGI (unless such longer notice period is specified for such Service in the applicable Exhibit A). Upon any termination of any individual Service, CMGI shall invoice NaviSite in accordance with its monthly invoice schedule, and NaviSite shall pay CMGI any amounts invoiced and owed to CMGI hereunder, for the Service(s) provided through the applicable termination date.

         6.3 Termination for Breach. Either party will have the right to terminate this Agreement, in part (by terminating one or more Services) or in its entirety, upon an Event of Default by the other party. If (i) CMGI terminates this Agreement pursuant to this section as a result of an Event of Default by NaviSite, and (ii) CMGI continues to provide Employee healthcare Benefit Services, CMGI shall continue to invoice NaviSite monthly for the fees and charges associated with such Services and the provisions of Sections 3.2 shall continue to apply with respect to such fees and charges.

         6.4 Survival. The provisions of this Section 6 and of Sections 3.2, 3.4, 5, 7, 8, and 10 shall survive any termination or the expiration of this Agreement.

         6.5 Duties Upon Termination. Upon termination of any Service being provided by CMGI hereunder, NaviSite shall immediately cease using any software and associated documentation provided by CMGI to NaviSite as part of, or to enable use of, the Service, and if requested by CMGI, NaviSite shall promptly return to CMGI all copies of such software and associated documentation, otherwise NaviSite shall promptly destroy all such copies of such software.

7.       Representations and Warranties; Disclaimer; Limitation of Liability.

         7.1. CMGI REPRESENTS THAT THE SERVICES WILL BE PROVIDED AT A LEVEL AND QUALITY CONSISTENT WITH THE LEVEL AND QUALITY OF THE COMPARABLE SERVICES PROVIDED TO NAVISITE PRIOR TO THE TRANSACTION DATE IN ALL MATERIAL RESPECTS. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, THE SERVICES (INCLUDING ALL ASSOCIATED SOFTWARE) ARE PROVIDED "AS IS" AND CMGI DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE SAME, AND HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

         7.2. EXCEPT WITH RESPECT TO AMOUNTS PAYABLE ARISING OUT OF CLAIMS RELATING TO BREACH OF CONFIDENTIALITY OR BASED UPON WILLFUL, MALICIOUS OR GROSSLY NEGLIGENT CONDUCT OF THE LIABLE PARTY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT PAID (AND AMOUNTS DUE AND PAYABLE) BY NAVISITE UNDER THIS AGREEMENT, REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON WARRANTY, CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM ALL OBLIGATIONS, LIABILITY, CLAIMS OR DEMAND IN EXCESS OF THIS LIMITATION. THE PARTIES ACKNOWLEDGE THAT EACH OF THEM RELIED UPON THE INCLUSION OF THIS LIMITATION IN CONSIDERATION OF ENTERING INTO THIS AGREEMENT.

         7.3. EXCEPT WITH RESPECT TO AMOUNTS PAYABLE ARISING OUT OF CLAIMS RELATING TO BREACH OF CONFIDENTIALITY OR BASED UPON WILLFUL, MALICIOUS OR GROSSLY NEGLIGENT CONDUCT OF THE LIABLE PARTY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL

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OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF USE, REVENUES,
PROFITS OR SAVINGS, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

8. Confidentiality. To the extent a party receives, or is otherwise provided access to, any confidential or proprietary information of the other party in the course of the parties' performance of this Agreement, such party shall treat such information in accordance with the provisions of the Mutual Confidentiality Agreement dated November 25, 2002 by and between CMGI and NaviSite.

9. Project Managers; Escalation. CMGI and NaviSite will each assign one person to act as that party's project manager for the activities under this Agreement. Such project managers shall (i) represent and act for their respective party for matters hereunder, (ii) receive and provide all communications between the parties relating to operational matters arising hereunder, and (iii) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. All disputes or issues arising hereunder shall be referred to the project managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter shall be referred to senior management representatives, with appropriate decision making authority, from each party for prompt resolution of the matter.

10.      Miscellaneous

         10.1 Assignment. Neither NaviSite nor CMGI may, without the prior written consent of the other party hereto, which consent shall not be unreasonable withheld delayed or conditional, assign or otherwise transfer to any third party, by operation of law or otherwise, this Agreement or the rights and obligations hereunder, and any attempt to assign or otherwise transfer this Agreement or the rights or obligations hereunder other than in accordance with the provisions of this section shall be void and of no effect.

         10.2 Notices. All notices under this Agreement will be deemed given when delivered personally, sent by certified or registered U.S. mail return receipt requested or sent by a nationally-recognized express courier, in each case to the address shown in the preamble above or as may otherwise be specified by either party to the other in accordance with this section. In the case of NaviSite, all notices shall be sent to the attention of Nicholas Damiani.

         10.3 Entire Agreement. This Agreement, including any Exhibits, constitutes the entire agreement and understanding between the parties, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter.

         10.4 Amendment; Waiver. No term or provision of this Agreement may be amended or supplemented except by a writing signed by NaviSite and CMGI clearly stating the parties' intention to amend or supplement this Agreement. No term or provision of this Agreement may be waived other than by a writing signed by the party to be bound by such waiver. No waiver by

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a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

         10.5 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

         10.6 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10.7 Force Majeure. Neither party will be deemed in default of its performance or obligations hereunder are delayed or become impractical by reason of any act of God, war, fire, earthquake, labor dispute, sickness, accident, civil commotion, epidemic, act of government or governmental agency or officers, or any other cause beyond such party's control.

         10.8 Independent Contractors. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

         10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (excluding application of any choice of law doctrines).

         10.10 Severability. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably affect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

         10.11 Remedies Non-exclusive. Except as otherwise set forth herein, any remedy provided for in this Agreement is deemed cumulative with, and not exclusive of, any other remedy provided for in this Agreement or otherwise available at law or in equity. The exercise by a party of any remedy shall not preclude the exercise by such party of any other remedy.

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         IN WITNESS WHEREOF, CMGI and NaviSite have executed and delivered this
Transition Services Agreement by their duly authorized representatives as of the Effective Date.

CMGI, INC.                               NAVISITE, INC.



By: /s/ Thomas Oberdorf                  By: /s/ Kevin H. Lo
    --------------------------------         -------------------------------

Print Name: Thomas Oberdorf              Print Name: Kevin H. Lo
            ------------------------                 -----------------------

Title: Chief Financial Officer           Title: CFO
       -----------------------------            ----------------------------

CMGI Legal: MLB


























                [SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

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                                   EXHIBIT A-1
                              APPLICATION SERVICES

1. Oracle Financials application - Since the Transaction Date, CMGI has provided, and until the End Date for Service specified below, CMGI will provide, NaviSite with access to CMGI's current Oracle Financials system. Access shall be granted to ten (10) named users specified by NaviSite (if no users are specified, CMGI will continue to grant access to the ten users who currently have access to CMGI's Oracle Financials system).

         End Date for Service - The earlier to occur of (i) 12/31/02 or (ii) termination date requested by NaviSite by providing CMGI with at least 30 days prior written notice.

         Fee - $12,129 per month. Additional fees will apply if NaviSite requests, and CMGI agrees to provide, access for additional users in excess of ten (10).

         Transition Plan - NaviSite's migration from CMGI's Oracle Financial application to a replacement system must be coordinated with CMGI. CMGI's assistance with such migration activity may be provided by CMGI on a fee basis and such charges shall be invoiced to, and paid by, NaviSite in accordance with the invoice and payment terms specified in this Agreement.

2. Oracle HRIS application - Since the Transaction Date, CMGI has provided, and until the End Date for Service specified below, CMGI will provide, NaviSite with access to CMGI's current Oracle HRIS system. Access shall be granted to one (1) named user specified by NaviSite.

         End Date for Service - Three (3) business days following the date that CMGI provides to NaviSite a data dump, in a mutually agreeable format (with no changes, modifications or conversions), of NaviSite's data currently in CMGI's Oracle HRIS application. The parties currently expect that such data shall be provided on or before October 25, 2002.

         Fee - none.

         Transition Plan - NaviSite's access to CMGI's Oracle HRIS application has been reduced to one (1) named user specified by NaviSite. CMGI has entered into the HRIS system a change to the status of each NaviSite employee (as of 9/11/02) such that each such employee's employment shall be recorded as terminated as of 9/11/02, notwithstanding the fact that each such employee's employment with NaviSite continues beyond such date. CMGI will work with NaviSite to provide NaviSite with a data dump, in a mutually agreeable format (with no changes, modifications or conversions), of NaviSite's data currently in CMGI's Oracle HRIS system. If NaviSite requests any changes, modifications or conversions of any such date, and CMGI (in its sole discretion) agrees to perform such work as needed to provide such data with such requested changes, modifications or conversions, then CMGI shall perform such work on a fee basis and such charges shall be invoiced to, and paid by, NaviSite in accordance with the invoice and payment terms specified in this Agreement.

                              [end of Exhibit A-1]

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                                   EXHIBIT A-2
                         CENTRALIZED IT SUPPORT SERVICES

1. IT Support Services - From the Transaction Date through September 30, 2002, CMGI provided NaviSite with IT Support Services in the form of four (4) full-time CMGI employees being assigned to NaviSite to provide IT support to NaviSite. The four employees were Greg Cushing, Ed Grzasko, Nikhill Majithia and Michael Tardiff.

         End Date for Service - September 30, 2002.

         Fee - $2,333 per month for DesktopSupport/Helpdesk allocations, plus $26,659 per month for charges based on salary/benefit costs for the four individuals, plus $15,896 representing a portion of the salary/benefit costs during the 60-day WARN period for the 2 CMGI employees whose employment was terminated as a result of NaviSite discontinuing this Service.

         Transition Plan - No further IT Support Services will be provided by CMGI to NaviSite.

                              [end of Exhibit A-2]

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                                   EXHIBIT A-3
                      EMPLOYEE HEALTHCARE BENEFITS SERVICES

1. Processing and Payment of Healthcare Benefits Claims - CMGI and its plan providers, and where applicable, its COBRA administrators, will administer claims submitted by Covered Individuals (as such term is defined below) with respect to services covered by the applicable healthcare plan and provided to a Covered Individual on or after 10/1/01 and prior to 10/1/02 and while such Covered Individual was covered under one of the healthcare plans offered to NaviSite employees and their dependents, all in accordance with the terms of the applicable plans and CMGI's, its plan providers and its COBRA administrators' policies and past practices. As used herein, "Covered Individuals" shall mean employees of NaviSite, and their eligible dependents, who were enrolled in one of the healthcare plans offered generally to NaviSite employees. A person shall be considered a Covered Individual only for those periods of time during which such person was enrolled in one of the healthcare plans offered generally to NaviSite employees. NaviSite has full responsibility for all healthcare benefits matters relating to healthcare services provided on or after 10/1/02 and for all matters relating to any of the healthcare plans that, on or after 10/1/02 are first offered generally to NaviSite employees.

         End date for Service - Under the applicable healthcare plans, Covered Individuals and providers of healthcare services have up to one (1) year from the date of service in which to submit claims for reimbursement/payment for such services. This Service shall end when all claims eligible for payment have been processed.

         Fee - CMGI shall submit to NaviSite an invoice for, and NaviSite shall pay to CMGI, the "working rate" established for each plan for each Covered Individual enrolled in the plan for each of August 2002 and September 2002. CMGI and its plan providers, and where applicable, its COBRA administrators, will administer and pay claims submitted by Covered Individuals. For each calendar month (including months preceding the Effective Date), if the sum of (x) the aggregate amount of claims paid during such month, and (y) the aggregate amount of fees, costs and other amounts paid to plan providers, claims administrators, COBRA coverage administrators and the like in connection with this Service, exceeds the total "working rate" paid by NaviSite to CMGI for such month, CMGI shall submit to NaviSite an invoice for, and NaviSite shall pay to CMGI, the amount of such excess. Such amounts shall be invoiced monthly. There shall be no refund or roll-over (to a subsequent month) with respect to "working rates" paid by NaviSite.

         Transition Plan - n/a

2. Flexible Spending Accounts - CMGI will pay eligible claims submitted for payment under a NaviSite employee's Flexible Spending Account with regard to eligible services provided to such employee on or prior to September 11, 2002. CMGI shall submit to NaviSite an invoice for, and NaviSite shall pay to CMGI, the aggregate amount of such claims paid for which NaviSite has not reimbursed CMGI.

                              [end of Exhibit A-3]

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                                   EXHIBIT A-4
                             TRAVEL AGENCY SERVICES

     1. Travel agency services: Since the Transaction Date, CMGI has provided, and until the End Date for Service specified below, CMGI will provide NaviSite with access to the travel agency services provided by Rosenbluth International via CMGI's Rosenbluth office. Such Services shall consist of those travel agency services provided to NaviSite by Rosenbluth immediately prior to the Transaction Date. As part of the Services, NaviSite shall continue be eligible to receive the pricing afforded under CMGI's agreements with Avis Rent-a-Car System, Inc., Alamo Rent A Car, LLC, American Airlines, Inc., US Airways and Northwest Airlines, Inc.

         End date for Service - October 31, 2002.

         Fee - For each transaction in which a ticket is issued (e.g. new reservation, change to existing reservations, etc.), a transaction fee of $36.00 will be charged to the NaviSite employee's credit card. In addition, if any NaviSite employee uses Rosenbluth's After Hours service, CMGI shall charge NaviSite $12.00 per call (such charges shall be billed to NaviSite monthly in arrears).

         Transition Plan - None. NaviSite's usage of such Service shall cease on 10/31/02.

                              [end of Exhibit A-4]

                                    EXHIBIT B
                             TERMINATED ARRANGEMENTS

The following arrangements are terminated. Such termination was effective as of the Transaction Date (unless otherwise specified below):

1. NaviSite's right to purchase products or services from the following vendors under contracts or arrangements between each vendor and CMGI:

    a.   Credit card services and related car rental insurance coverage:
         American Express Travel Related Services Corp.(Transition plan - NaviSite's corporate account, and NaviSite's employees' individual accounts issued under NaviSite's corporate accounts, were terminated on October 1, 2002. Upon request by CMGI, NaviSite will assist CMGI in encouraging NaviSite employees who as of the Effective Date have an outstanding balance on their American Express account, to pay their American Express bill in full on a timely basis. As a result of termination of NaviSite's account with American Express, the car rental insurance coverage previously offered by American Express has been terminated.).

    b. Hardware and software products: Art Technology Group, Inc., Brio Technology, Inc., Compaq Computer Corporation, EMC Corporation, Discus Data Solutions, Inc., Kintana, Inc., Microsoft Corporation; and Oracle Corporation.

    c. Payroll services: ADP (Transition plan - NaviSite has transferred such service to a separate NaviSite account with ADP using a different company code. No further action by CMGI is required.)

2. NaviSite's right to use certain software licenses granted to CMGI by the following vendors:

    a.   Firstlogic, Inc., Hyperion Solutions Corporation, and Interwoven, Inc.

    b. Solomon accounting software (Transition plan - CMGI has provided NaviSite with a data dump of NaviSite's historical accounting information in Solomon)

3. Coverage of current NaviSite employees under CMGI's health benefit plans (medical, dental and vision), life insurance plans, short-term and long-term disability plans, and flexible spending plans terminated as of 10/1/02. Contributions to NaviSite employees' accounts under CMGI's 401(k) plan terminated as of 9/11/02. (Transition plan - As of 10/1/02, NaviSite has sole responsibility of offering to its employees NaviSite's (or CBT's) health benefit plans (medical, dental and vision), life insurance plans, short-term and long-term disability plans, and flexible spending plans to the extent NaviSite elects to offer such benefits to its employees. Individual's accounts under CMGI's 401(k) plan shall remain under CMGI's plan, with no new employee or employer-match contributions being made after 9/11/02.)

4. Coverage of NaviSite under CMGI's insurance policies (including without limitation, D&O insurance, workers compensation insurance, and general commercial liability insurance) (Transition plan - NaviSite is solely responsible having replacement policies in effect as of 9/12/02.)

                               [end of Exhibit B]

                                    EXHIBIT C
                           LICENSES TO BE TRANSFERRED

1. Symantec Corporation. (Norton Antivirus software) - promptly after the Effective Date, licenses to 360 copies of Norton Antivirus software (Corporate Edition) shall be transferred to NaviSite. NaviSite shall be responsible for subscribing directly with Symantec to obtain updated virus definition files for periods of time following the Effective Date.

2. Oracle Systems database licenses - promptly after the Effective Date, the following power units of the following types of Oracle licenses shall be transferred to NaviSite from CMGI's account with oracle (CMG's CSI# with Oracle is 2950452):

Description                         # of Power Units               level
-------------------------------------------------------------------------------
PRODUCTION

Oracle Database-EE                  29,020 (RISC) and              Web App Spec
                                    4,860 (Intel)

Oracle Partitioning Option          800                            Web App Spec

Oracle Tuning Pack                  4,400                          Web App Spec

Oracle Diagnostic                   5,200                          Web App Spec



BACKUP

Oracle Database-EE                  11,080                         Web App Spec

Oracle Partitioning Option          800                            Web App Spec

Oracle Diagnostic Pack              800                            Web App Spec



Pursuant to Oracle's support policies, as of the Transaction Date, NaviSite's right to obtain maintenance, service and support from Oracle Systems via CMGI's account may have terminated. If NaviSite wishes to continue to receive maintenance, service and support for such software, NaviSite shall be responsible for subscribing directly with Oracle Systems to obtain maintenance, service and support for such database licenses for periods of time following the Effective Date. In order for CMGI to transfer the above-specified licenses to NaviSite, NaviSite must agree in writing to be bound by the terms of the agreement and Order Form(s) under which such licenses were originally purchased, copies of which have been provided to NaviSite by CMGI.

                               [end of Exhibit C]

                                    EXHIBIT D
                              INTER-COMPANY CHARGES

The following inter-company fees and charges shall be paid by NaviSite as contemplated by Section 3.4 of this Agreement. All allocations shall be charged for periods of time through and including the Transaction Date.

1. 401(k) plan employee contributions, employer match and employee loan [contributions] made by CMGI on behalf of NaviSite for NaviSite's employees' accounts for all payroll periods through and including the Transaction Date.

2.  HR Operations allocation - $5,000/month

3.  HR Benefits allocation - $4,333/month

4.  HR Compensation allocation - $2,333/month

5.  HRIS Administration allocation - $7,333/month

6.  Recruiting allocation - $1,000/month

7.  Network Services allocation - $5,667/month

8.  Desktop Support/Helpdesk allocation - $2,333/month

9.  Campus Support allocation - $2,000/month

10. Enterprise Security (Oracle Infrastructure and Support) allocation - $4,000/month

11.  Business Systems (Oracle licenses) allocation - $20,333/month

12.  Enterprise Applications Services allocation - $2,000/month

13.  Quality Assurance allocation - $1,333/month

14.  Desktop Support/Helpdesk personnel (4) salary and benefits - $25,514/month

15. Employee health insurance charges - calculated at the "working rate" for each plan for each NaviSite employee enrolled in the plan. NaviSite shall pay the "working rate" through September 30, 2002.

16. Flexible Spending Account payments - calculated based on actual payments made to NaviSite employees

17. Miscellaneous third-party charges described in Section 3.3 of this Agreement.

                               [end of Exhibit D]